EMERGENT CAPITAL, INC., as

Issuer and

WILMINGTON TRUST, NATIONAL ASSOCIATION, as

Indenture Trustee

Second Supplemental Indenture

Dated as of May 15, 2017 to

Indenture

Dated as of March 11, 2016

SECOND SUPPLEMENTAL INDENTURE, dated as of May 15, 2017 (the “Second Supplemental Indenture”), among EMERGENT CAPITAL, INC., a corporation duly organized and existing under the laws of the State of Florida (herein called the “Issuer”), having its principal office at 5355 Town Center Road, Suite 701, Boca Raton, Florida 33486, and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, as Indenture Trustee (solely in such capacity, the “Indenture Trustee”).

RECITALS OF THE ISSUER

The Issuer and the Indenture Trustee are parties to that certain Indenture dated as of March 11, 2016, as amended by that certain First Supplemental Indenture dated as of March 8, 2017 (as amended, the “Indenture”), providing for the issuance of the Issuer’s 15.0% senior secured notes due September 14, 2018.

Section 8.02(a) of the Indenture provides that, with the written consent of the Required Holders, the Issuer and the Indenture Trustee may enter into an indenture supplemental to amend certain provisions of the Indenture.

All the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, from time to time, of the Notes, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. Relation to Indenture. This Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. Definitions. For all purposes of this Second Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture; and all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Second Supplemental Indenture.

ARTICLE II

AMENDMENTS

Section 2.1. Definition of Permitted Indebtedness. The definition of “Permitted Indebtedness” set forth in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“Permitted Indebtedness” means

(i) the Notes;

(ii) Indebtedness existing on the Initial Issue Date;
(iii) Indebtedness now or hereafter incurred under the Credit Facilities; (iv) Permitted Refinancing Indebtedness;

(v) all 8.50% Senior Unsecured Convertible Notes (the “Convertible Notes”) issued by the Issuer under the Indenture dated February 21, 2014 between the Issuer, as issuer, and U.S. Bank National Association, as trustee (the “Convertible Note Indenture”), after February 14, 2017 in lieu of a cash payment of interest due to the holders of the Convertible Notes; and

(vi) Indebtedness created under the Promissory Note in the original principal amount of $1,500,000, dated May 15, 2017, made by the Issuer in favor of PJC Investments, LLC, a Texas limited liability company (the “Promissory Note”), but only if the per annum interest rate applicable to the Promissory Note is less than or equal to 15% (or 17% upon an event of default thereunder).

Section 2.2. Amendment to Section 4.07. Section 4.07 of the Indenture is hereby amended to add the following additional paragraph to the end of Section 4.07:
(e) If at the time any payment of (a) principal or other amounts (other than scheduled interest then due and payable) is made on the Notes or the Promissory Note, then the Issuer shall also make a corresponding payment on the outstanding principal amount of the Notes or Promissory Note, as applicable, which payment the Issuer shall cause to be allocated pro rata among the Notes and the Promissory Note, calculated by the Issuer on the outstanding principal amounts of the Notes and the Promissory Note on a pro rata basis, and (b) interest on the outstanding principal balance of the Promissory Note is made and interest on the Notes is due and has not been paid in full, then the Issuer shall also make a corresponding payment on any accrued but unpaid interest on the outstanding principal balance of the Notes, which payments the Issuer shall cause to be allocated pro rata among the Promissory Note and the Notes calculated by the Issuer on the outstanding principal amounts of the Promissory Note and the Notes on a pro rata basis. Notwithstanding the foregoing, payments on the Notes made pursuant to this Section 4.07(e) shall be made only on Payment Dates or as otherwise expressly provided by this Indenture. The Indenture Trustee shall have no duty or obligation to make any determination, verification or calculation with respect to any payments, allocations or payees under or pursuant to this Section

4.07(e), and shall be entitled to rely exclusively and conclusively upon any Issuer Order provided by the Issuer with respect to any such payments, allocations and payees.

ARTICLE III MISCELLANEOUS PROVISIONS
Section 3.1.    Ratification of Indenture.     Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 3.2.      Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.3. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year written above.

EMERGENT CAPITAL, INC.

By: /s/ Antony Mitchell
Name: Antony Mitchell
Title: Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
solely as Indenture Trustee and not in its individual capacity

By: /s/ Robert J. Donaldson
Name: Robert J. Donaldson
Title: Vice President